EXHIBIT 10.13

EXECUTIVE CHANGE IN CONTROL AGREEMENT

THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT is entered into as of [DATE] (this “Agreement”), by and between Onto Innovation Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”).

RECITALS

WHEREAS, the Company desires to create a greater incentive for Executive to remain in the employ of the Company, including in the event of any potential change in control of the Company; and

WHEREAS, the parties desire to memorialize their agreement with respect thereto in the manner set forth herein,

NOW, THEREFORE, in consideration of Executive’s past and future services to the Company and the mutual covenants contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Payments on Cessation of Employment. Upon cessation of employment for any reason hereunder, Executive or his or her estate shall be entitled to payment of (i) any portion of Executive’s annual base salary earned through Executive’s Termination Date (as defined below) but not theretofore paid, (ii) any unreimbursed business expenses that are eligible for reimbursement in accordance with the Company’s policies, (iii) any accrued but unused vacation pay or paid time off owed to Executive, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively the “Accrued Obligations”). Executive or his or her estate shall also have any rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable, and as each may be amended from time to time. In addition, except as otherwise specifically provided in a bonus plan or incentive arrangement, amounts determined with respect to a completed fiscal year but not paid as of the date of termination will be paid in accordance with the timing specified in such bonus or incentive plan.
2.
Termination by the Company other than for Cause or Resignation by Executive for Good Reason Following a Change in Control or a Termination by the Company within Two Months Preceding a Change in Control and other than for Cause. If, within one (1) year following a Change in Control, (i) Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (as defined in Section 7(a) below) and not as a result of Disability or (ii) Executive resigns for Good Reason (as defined in Section 7(b) below), Executive shall be entitled to the following benefits, in exchange for a signed unrevoked General Release as provided under Section 3 below:
(a)
Continued Payment of Salary. The Company shall pay an amount equal to Executive’s then-current base salary (excluding any reductions that gave rise to Good Reason) for a period of twelve (12) months, less any deductions required by applicable law.
(b)
Accelerated Vesting. Provided that Executive’s then outstanding options, restricted stock units or other awards (collectively, “Awards”), other than Performance Awards (as defined below),

granted in accordance with the Onto Innovation Stock Plan or any predecessor or successor plan (each a “Stock Plan”) (“Awards”) have not accelerated under the applicable Stock Plan, then all such Awards that vest based on continued service shall fully vest as of the Termination Date (or, if termination is under Section 2(f), the consummation of the Change in Control). If Executive is unable to exercise all or a portion of any exercisable Awards during the applicable post Termination Date exercise period due to a contractual, legal or regulatory restriction that prohibits the exercise of such Awards, the exercise period of such Awards shall be automatically extended for an additional ninety (90) days following the termination of such contractual, legal or regulatory restriction; provided, however, that in no event will such exercise period be extended beyond the maximum permitted contractual term for such Awards, and nothing herein is intended to prohibit earlier cancellation or termination of such Awards in connection with a Change in Control in which such Awards are not assumed, substituted or continued.
(c)
Performance Awards. Any portion of an Award that vests based on attainment of performance criteria (each a “Performance Award”) that was assumed, substituted, or continued in connection with the Change in Control and that had not already satisfied its performance conditions shall be treated as of the Termination Date (or, if Section 2(f) applies, the consummation of the Change in Control) as vested at the “target level” (if there are multiple vesting levels depending on the level of performance) and fully vested as to any service conditions.
(d)
Bonus Severance Payment. Executive shall receive an additional payment of an amount equal to 100% of Executive’s target annual bonus in effect for the fiscal year in which the Termination Date occurs (the “Bonus Severance Payment”) in lieu of any such annual bonus that might otherwise have been due for such year. The Bonus Severance Payment shall be paid together with the first installment of salary-based severance in Section 2(a), subject to any delay in payment required by Section 8.
(e)
Medical and Dental Benefits. Executive shall be entitled to elect to maintain Executive’s and his/her dependent’s health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under the Company’s group plans as of the Termination Date. Such coverage shall extend for a term of one (1) year from the Termination Date (or, if Section 2(f) applies, one (1) year from the consummation of the Change in Control) unless Executive becomes covered as an insured under another employer’s or spousal health care plan. At such time Executive shall notify the Company and the Company shall cease its obligation to provide for continued health care benefits coverage. For tax purposes, this coverage may be considered income to the Executive. Such coverage shall be counted as coverage pursuant to the continuation health coverage rules referred to as “COBRA.” If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the period that the Company makes premium payments hereunder, Executive will be responsible for the entire payment of such premiums required under COBRA for the remainder of the applicable COBRA period. Any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive. Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not Executive’s eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company, other participants or, to the extent Executive would be taxed on more than the amount of the premiums, to Executive.
(f)
Termination Preceding Change in Control. If Executive’s employment with the Company is terminated by the Company for any reason other than Cause or Disability, such termination occurs during the negotiation or after execution of a definitive agreement with respect to a Change in Control, and the Change in Control is consummated within sixty (60) days following the Termination Date, the termination shall be treated as though it had occurred within twelve (12) months following the Change in Control for purposes of this Section 2, and Executive shall be entitled to the benefits set forth in Section 2(a)-(e) in exchange for a signed unrevoked General Release as provided under Section 3 below.
(g)
Nothing in this Section 2 supersedes any more favorable treatment applicable to Executive under Company plans, policies, practices, or agreements with respect to the availability of certain payments or equity compensation treatment if Executive is eligible for “retirement” under the Company’s equity awards or other programs as of the Termination Date, provided that Executive satisfies the terms for such retirement.
3.
Timing of Payments and Required Release.
(a)
Timing and Release. The payments provided for in Section 1 shall be payable immediately upon Executive’s termination or cessation of employment or as otherwise provided therein. All compensation and benefits under Section 2 herein are in consideration for Executive’s execution of the general release of all known and unknown claims that Executive may then have against the Company, its predecessors, successors, acquirer, any affiliates related thereto and its or their officers, directors, employees, and agents (other than any claims paid with respect to the Change in Control or to continued indemnification and similar protections), the form of which will be provided by the Company (the “General Release”). The General Release will, among other things, specifically relate to all of Executive’s rights and claims in existence at the time of such execution (to the extent releasable) and shall confirm Executive’s obligations under Executive’s written confidentiality or proprietary information agreement (or any successor agreement thereto) and any similar obligations under applicable law. If Executive does not properly execute such General Release, the parties expressly acknowledge and agree that Executive will not be entitled to any of the benefits provided under Section 2 herein. Subject to any delay required by Section 8(a) below, payments provided for in Section 2(a) and Section 2(e) herein, as applicable, shall begin within ten (10) days after the Company’s receipt of the signed, unrevoked General Release (or, if later under Section 2(f), the closing of the Change in Control), the first payment shall be a “catch up” payment to include the total amount that Executive would have received as of such date if these payments had commenced with the first payroll pay date following the Termination Date, and payments shall continue in accordance with the Company’s customary payroll practices. The General Release must be returned to the Company within fifty (50) days after employment ends, so that payments shall begin no later than sixty (60) days after the Termination Date (or, if Section 2(f) applies, the first payroll cutoff date following the consummation of the Change in Control). In the event that the foregoing sixty (60) day period extends over the end of a calendar year, then payment shall not begin until the next calendar year. All such payments will be subject to applicable payroll or other taxes required to be withheld by the Company. In addition, all payments hereunder shall be paid no later than the last day of the second year following the year in which the cessation of employment occurred.
(b)
Special Equity Release Rules. Benefits provided for in Sections 2(b) or 2(c), directly or as a result of Section 2(f), shall be made in accordance with the applicable Stock Plan as modified by the requirements in this Section 3(b). Each Award will become tentatively fully vested, pending satisfying the General Release requirements, upon the occurrence of a cessation of employment described in Section 2, subject to compliance, if necessary, with Section 409A. The portion of each Award for which vesting is accelerated by the preceding sentence will only become fully vested and exercisable if and when Executive satisfies the release requirements, and any such tentatively vested portion will be forfeited retroactively to Executive’s date of termination if Executive either notifies the Company that Executive will not execute or will revoke the Release or the period for providing the Release expires without Executive’s complying with the release requirements. The Company may choose instead to permit Executive to exercise the tentatively vested portions of exercisable awards before the General Release becomes effective and release to Executive any tentatively vested portions of other Awards, subject to Executive’s undertaking to repay the Company in the manner determined by the Compensation Committee at such time if Executive fails to satisfy the release requirements thereafter. If Executive holds an Award requiring exercise, the Company will give Executive a reasonable period of notice and opportunity to exercise the Award (with any option expiration period extended to the earlier of one year after employment ends or the original term of the option). Because the General Release requirement does not delay taxation of any restricted stock that is treated as tentatively vesting, if Executive holds any such shares Executive will be subject to taxation as of the date Executive’s employment ends, even though Executive will forfeit the tentatively vested shares if Executive does not timely comply with the General Release requirement. Notwithstanding the foregoing, to the extent permitted by the applicable Stock Plan, nothing in this Agreement shall preclude the Company from accelerating the vesting and exercisability of any or all Awards to an earlier period and/or terminating unexercised Awards as provided under the Stock Plan.
4.
Subsequent Employment; Mitigation. The compensation and benefits payable hereunder, with the exception of continued COBRA premium payments, shall not be reduced or offset by any amounts that Executive earns or could earn from any subsequent employment. If Section 2(e) applies and any severance was paid before the closing of the Change in Control, severance due on or after the closing shall be offset by prior payments to the extent permitted by Section 409A.
5.
Section 280G Matters.
(a)
If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount set forth in clause (x) or (y), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), which results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)
Notwithstanding any provision of this Section 5 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be eliminated before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall, if permitted by Section 409A, be reduced before Payments that are not “deferred compensation” within the meaning of Section 409A.
(c)
The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
(d)
If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of this Section 5(a) and the Internal Revenue Service determines thereafter that some portion of the Payment (after reduction pursuant to clause (x) of this Section 5(a)) is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of this Section 5(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
6.
Employment Status. Nothing in this Agreement shall be deemed to constitute a contract for employment for any specific period of time. The parties expressly acknowledge and agree that the undersigned’s employment with the Company shall continue to be “at will.”
7.
Definitions.
(a)
Cause. For purposes of this Agreement, “Cause” means:
(1)
Executive’s willful gross misconduct;
(2)
Executive’s unjustifiable neglect of his duties (as determined in the good faith judgment of the Board);
(3)
Executive’s acting in any manner that has a direct, substantial and adverse effect on the Company or its reputation;
(4)
Executive’s repeated material failure or repeated refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company;
(5)
any tortious act, unlawful act or malfeasance that causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation;

(6)
any material breach by Executive of the provisions of any confidential information agreement with the Company or other material improper disclosure of the Company’s confidential or proprietary information;
(7)
Executive’s theft, dishonesty, or falsification of any Company records;
(8)
Executive’s being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or
(9)
Executive’s (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause.”
(b)
Good Reason. For purposes of this Agreement, “Good Reason” means any of the following, without Executive’s written consent:
(1)
a significant reduction by the Company in Executive’s annual base salary;
(2)
a material reduction in duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the Change in Control (other than where the reduction in such duties, authorities, or responsibilities relates to an assumption of duties, authorities, or responsibilities of a different sort but of an equivalent level within the Company); for the avoidance of doubt, continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations (or the replacement noted above) will not constitute “Good Reason” (for example, “Good Reason” does not exist if Executive is employed by the Company or a successor or parent entity with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that Executive had immediately prior to the Change in Control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise) and, within such context, ceasing to be an officer of the ultimate (or any) public company shall not by itself be such a material reduction;
(3)
a material breach of its obligations under this Agreement by the Company; or
(4)
a relocation of Executive’s assigned office location to a facility that is more than fifty (50) miles from its current location and that materially increases Executive’s one-way driving distance from Executive’s principal personal residence to such office location at which Executive is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations).

To be treated as resigning for Good Reason, Executive must provide written notice to the Company effective within sixty (60) days after the first occurrence of such event, provide the Company with at least thirty (30) days to correct the purported Good Reason, and actually resign effective within sixty (60) days after the earlier of the date the Company provides written notice that it will not correct the Good Reason or the end of the cure period.

(c)
Change in Control. A “Change in Control” means:
(1)
the acquisition by any one person or entity, or more than one person or entity acting as a group (a “Person”), of beneficial ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this Section 7(c)(1), the following acquisitions will not constitute a Change in Control: (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, (B) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (C) any acquisition by the Company, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of this Section 7(c)(3);
(2)
such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, the Board of Directors of a successor to the Company) (the “Board”), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated, elected, or approved subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination, election, or approval or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board, unless such person’s treatment as a Continuing Director is later approved in the same manner as set forth above (i.e., by at least a majority of the pre-approval Continuing Directors);
(3)
the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the then-outstanding shares of common stock of the Company and then-outstanding securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the beneficial interest in the outstanding securities of the surviving entity or its parent entity and more than fifty percent (50%) of the voting securities in such entity (in each case determined immediately after such merger or consolidation) in such Business Combination (which shall include, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the then-outstanding share of common stock of the Company and then-outstanding securities of the Company entitled to vote generally in the election of directors, respectively; (B) the individuals who were members of the Board of Directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization, recapitalization or share exchange constitute at least fifty percent (50%) of the members of the board of directors or other governing body of the Acquiring Entity; and (C) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, securities that represent immediately after such merger or consolidation more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination);

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Company.

In addition, to the extent required for compliance with Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulations Section 1.409A-3(i)(5).

(d)
Disability. For purposes of this Agreement, “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or that causes Executive to begin to receive long-term disability benefits under a Company plan.
(e)
Termination Date. The date Executive ceases to be employed by the Company is the “Termination Date.”
8.
Section 409A.
(a)
Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance and other benefits provided herein are subject to Section 409A. Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one (1) day after Executive’s separation from service or (ii) Executive’s death, with payment after death being made as promptly as reasonably practicable consistent with the requirements of Section 409A.

(b)
If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the separation agreement will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release.
(c)
All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, provided that such reimbursements (i) shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
(d)
The severance and other benefits provided herein are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. In any event, the Company makes no representations or warranty and will have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.
9.
Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other so-called “plant closing” laws (including but not limited to California Labor Code Section 1400), require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.
10.
Cooperation – After Executive’s employment ends, Executive agrees to cooperate with the Company in providing reasonable assistance as requested by the Company’s Chief Executive Officer or his or her designee with respect to the transitioning of Executive’s work and agrees that he or she will be available to the Company for these purposes and that Executive will comply in good faith with the directions of the Chief Executive Officer or his or her designee, all at the cost of the Company. The post-employment assistance is expected to include availability to answer questions regarding the operation of the Company but is not expected to extend beyond providing responses by email and/or phone on an occasional basis. In addition, following termination of Executive’s employment for any or no reason, if, in the reasonable judgment of the Company or its counsel, Executive’s assistance or cooperation is needed due to his or her personal involvement in or knowledge about the circumstances to which a litigation or investigation relates, Executive agrees to provide reasonable cooperation so long as such cooperation is on mutually agreeable timing and terms determined through good faith discussions (and with assistance or cooperation permitted to be provided remotely where possible). Executive agrees that any such transition assistance or litigation or investigation cooperation does not constitute continued employment nor other service providing relationship with respect to equity vesting and has been adequately compensated for by Executive’s prior compensation. The Company will reimburse Executive for reasonable travel and lodging expenses related to such cooperation in litigation or investigations subject to the rules in Section 8(c) hereof and will discuss with Executive a per diem. Executive will undertake to satisfy requests for information from the Company with respect to the above undertaking that are not unreasonable in frequency or required effort. Nothing in this provision is intended to restrict or preclude Executive from, or otherwise influence Executive in, testifying fully and truthfully in legal, administrative, or any other proceedings involving the Company, as required by law or formal legal process.
11.
Return of Company Property. Not later than the Termination Date (unless otherwise agreed by the Company in writing), Executive shall return to the Company all documents (and all copies thereof) and other property and information belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date (or within such other timing as provided in writing by the Company), Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems without retention of any reproductions. Executive agrees to provide the Company access to Executive’s personally owned computer, server or e-mail systems as requested to verify that the necessary copying and/or deletion is done.
12.
Continued Compliance with Proprietary Information Obligations, Confidentiality, and Other Restrictive Covenants. From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of Executive’s written confidentiality or proprietary information agreement and restrictive covenants agreement (and any other comparable agreement signed by Executive), in accordance with its or their terms.
13.
Continued Compliance with Nondisparagement Requirements. During the period of Executive’s employment with the Company and during twelve (12) months following cessation of employment, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company or any officer, director or agent of the Company nor will the Company knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.
14.
Miscellaneous Provisions.
(a)
Entire Agreement. This Agreement, any applicable equity award agreements and any Confidentiality and Proprietary Rights Agreement, contains the entire agreement of the parties with respect to the subject matter herein and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by Executive and Chief Executive Officer of the Company. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.
(b)
Resignation of all the Company Positions on Termination Date. No later than the Termination Date, and prior to the provision or payment of any benefits under this Agreement on account of such termination (except as required by law with respect to Section 1 hereof), Executive must resign from all positions that Executive holds with the Company unless otherwise requested by the Company.
(c)
Successors and Beneficiaries. This Agreement shall be binding on and inure to the benefit of the successors, assigns, heirs, devisees and personal representatives of the parties, including any successor to the Company by merger or combination and any purchaser of all or substantially all of the assets of the Company. In the event that Executive dies before receipt of all benefits to which Executive becomes entitled under this Agreement, the payment of such benefits will be made, on the due date or dates hereunder had Executive survived, to the executors or administrators of Executive’s estate.
(d)
Governing Law. This Agreement is made in and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
(e)
Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment and services for the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with and services for the Company, or the termination of Executive’s employment with and services for the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Boston, Massachusetts (or such other location as mutually agreed by the parties) by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to Executive upon request. In any such proceeding, the arbitrator shall (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those that would be required if the dispute were decided in a court of law and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

(f)
Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
(g)
Expiration. The Agreement will become effective on the date first set forth above and will terminate three (3) years from such date, other than as specified in this Section 14; provided that this Agreement will automatically be extended for successive one (1) year terms unless the Compensation Committee (the “Compensation Committee”) of the Board provides Executive with written notice to the contrary at least thirty (30) days before the date the Agreement would otherwise be so extended. Such notice, in the sole discretion of the Compensation Committee, may provide that the term will not be extended in the future, that there will be an extension for a limited period of time, and/or that there will be no further automatic extensions of the term. Nonextension of the Agreement does not terminate Executive’s employment nor entitle Executive to any payments under this Agreement, nor are any such payments due on a termination of employment or resignation for Good Reason that occurs after the term of this Agreement, except that nonextension will not affect Executive’s receipt of any compensation or benefits with respect to a termination without Cause or resignation for Good Reason (or death or Disability) that occurs before the nonexpiration, even if the deadline for providing an effective General Reason is after the nonexpiration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONTO INNOVATION INC.

By:

Michael P. Plisinski, CEO

[NAME]

By:

[Name]